Exhibit 99.1

News Release

WINNEBAGO INDUSTRIES REPORTS THIRD QUARTER FISCAL 2023 RESULTS
-- Diversified Outdoor Portfolio Continues to Demonstrate Resiliency and Strong Profitability --
-- Strong Cash Flow from Operations of $139.6 Million --
-- Completed Acquisition of Lithionics Battery, Accelerating Innovation Capabilities in Diverse Battery Solutions --

EDEN PRAIRIE, MINNESOTA, June 21, 2023 -- Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's Fiscal 2023 third quarter.

Third Quarter Fiscal 2023 Results
Revenues for the Fiscal 2023 third quarter ended May 27, 2023, were $900.8 million, a decrease of 38.2% compared to $1.5 billion for the Fiscal 2022 period, driven by lower unit sales related to RV retail market conditions and higher discounts and allowances compared to prior year, partially offset by carryover price increases. Gross profit was $151.4 million, a decrease of 44.5% compared to $273.0 million for the Fiscal 2022 period. Gross profit margin decreased 190 basis points in the quarter to 16.8%, driven by deleverage and higher discounts and allowances compared to prior year. Operating income was $80.5 million for the quarter, a decrease of 54.5% compared to $176.7 million for the third quarter of last year. Fiscal 2023 third quarter net income was $59.1 million, a decrease of 49.6% compared to $117.2 million in the prior year quarter. Reported earnings per diluted share was $1.71, compared to reported earnings per diluted share of $3.57 in the same period last year. Adjusted earnings per diluted share was $2.13, a decrease of 48.4% compared to adjusted earnings per diluted share of $4.13 in the same period last year. Consolidated Adjusted EBITDA was $96.4 million for the quarter, a decrease of 49.7%, compared to $191.7 million last year.

President and Chief Executive Officer Michael Happe commented, “In the midst of challenging market conditions, our team continues to successfully navigate a dynamic environment with a dual focus on taking care of our customers and operating the business with discipline, resulting in ongoing value for our shareholders. Our diverse portfolio of premium brands across the outdoor recreation industry continues to drive resiliency in our consolidated results, as top-line declines in our RV segments were offset by robust profitability in Towable RVs and continued growth in our Marine businesses. The Barletta brand, in particular, remains a bright spot in our portfolio, delivering strong market share gains in aluminum pontoons. Overall, we benefited from our highly variable cost structure and managed SG&A spending proactively, delivering double digit adjusted EBITDA margin amid challenging RV market conditions. During the quarter we also announced and closed the strategic vertical technology acquisition of Lithionics Battery, which will accelerate our innovation capabilities in diverse battery solutions, advance our overall electrical supply ecosystem and create opportunities for our RV and marine customers to enjoy fully immersive, off-the-grid outdoor experiences. I want to personally thank all of our Winnebago Industries team members for their hard work and determination during the quarter, and for continuing to reinforce and project our golden threads of quality, innovation, and service.”

Towable RV
Revenues for the Towable RV segment were $384.1 million for the third quarter, down 52.3% compared to $805.6 million in the prior year, primarily driven by a decline in unit volume associated with retail market conditions and higher discounts and allowances compared to prior year. Segment Adjusted EBITDA was $53.8 million, down 54.3% compared to the prior year period. Adjusted EBITDA margin of 14.0% decreased 60 basis points compared to the prior year period, primarily from deleverage and higher discounts and allowances compared to prior year, partially offset by favorable warranty experience. Adjusted EBITDA margin was up 250 basis points sequentially, as Towable RV segment profitability continued to demonstrate resiliency during a period of sales declines and significant margin pressure from deleverage. Backlog decreased to $236.0 million, down 82.0% from the prior year when dealers were focused on replenishing their inventories.

Motorhome RV
Revenues for the Motorhome RV segment were $374.4 million for the third quarter, down 27.5% from the prior year. This was primarily driven by a decline in unit volume and higher discounts and allowances compared to prior year, partially offset by price increases related to higher chassis costs. Segment Adjusted EBITDA was $26.8 million, down 58.3% compared to the prior year. Adjusted EBITDA margin of 7.2% decreased 530 basis points compared to the prior year due to deleverage, higher discounts and allowances, and productivity and operational efficiency challenges that were primarily related to an ERP system implementation. Backlog decreased to $800.4 million, down 65.0% from the prior year, driven by normalizing levels of dealer inventories.

Marine
Revenues for the Marine segment were $129.0 million for the third quarter, up 1.9% due to carryover price increases. This was partially offset by a decline in unit volume. Segment Adjusted EBITDA was $17.3 million, down 12.5% compared to the prior year. Adjusted EBITDA margin was 13.4%, down 230 basis points compared to the prior year, primarily due to higher discounts and allowances compared to prior year. Backlog for the Marine segment decreased to $146.3 million, down 40.4% compared to the prior year period, primarily due to normalizing levels of dealer inventories.

Balance Sheet and Cash Flow
As of May 27, 2023, the Company had total outstanding debt of $591.7 million ($600.0 million of debt, net of debt issuance costs of $8.3 million) and working capital of $574.7 million. Cash flow from operations was $139.6 million in the third quarter of Fiscal 2023.

Quarterly Cash Dividend and Share Repurchase
On May 17, 2023, the Company’s Board of Directors approved a quarterly cash dividend of $0.27 per share payable on June 28, 2023, to common stockholders of record at the close of business on June 14, 2023. Winnebago Industries executed share repurchases of $20 million during the third quarter.

Mr. Happe continued, “Looking ahead, we will continue to actively manage production levels across our business to match dealer appetite for our brands, ongoing seasonal retail conditions, and our market share aspirations. We are entering our fourth and final quarter of Fiscal 2023 with a strong balance sheet, having completed multiple inorganic and organic investments in support of future growth strategies and a sequentially improved inventory and working capital position. We are closely tracking and adjusting to market conditions, with a focus on maintaining solid profitability, market competitiveness, and a preferred lot position for our premium brands with our channel partners. Our $20 million of share repurchases in the third quarter and regular quarterly dividend payment of $0.27 (50% higher than prior year) underscores our confidence in the long-term strength and trajectory of our business. We are committed to investing in innovation, product differentiation over the long-term, ongoing operational efficiency enhancements, disciplined execution and strong cost management as we continue to drive sustainable value creation for all of our stakeholders.”

Reportable Segment Name Changes
In the third quarter of Fiscal 2023, we changed the name of our “Towable” segment to “Towable RV” and our “Motorhome” segment to “Motorhome RV”. These name changes had no impact on the composition of our segments, or previously reported results of operations, financial position, cash flows or segment results.

Conference Call
Winnebago Industries, Inc. will discuss Fiscal 2023 third quarter earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds high-quality motorhomes, travel trailers, fifth-wheel products, outboard and sterndrive powerboats, pontoons, and commercial community outreach vehicles. Committed to advancing sustainable innovation and leveraging vertical integration in key component areas, Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company’s common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to general economic uncertainty in key markets and a worsening of domestic and global economic conditions or low levels of economic growth; uncertainty surrounding the COVID-19 pandemic; availability of financing for RV and marine dealers; ability to innovate and commercialize new products; ability to manage our inventory to meet demand; competition and new product introductions by competitors; risk related to cyclicality and seasonality of our business; risk related to independent dealers; significant increase in repurchase obligations; business or production disruptions; inadequate inventory and distribution channel management; ability to retain relationships with our suppliers and obtain components; increased material and component costs, including availability and price of fuel and other raw materials; ability to integrate mergers and acquisitions; ability to attract and retain qualified personnel and changes in market compensation rates; exposure to warranty claims; ability to protect our information technology systems from data security, cyberattacks, and network disruption risks and the ability to successfully upgrade and evolve our information technology systems; ability to retain brand reputation and related exposure to product liability claims; governmental regulation, including for climate change; impairment of goodwill and trade names; and risks related to our Convertible and Senior Secured Notes including our ability to satisfy our obligations under these notes. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts
Investors: Ray Posadas
ir@winnebagoind.com

Media: Dan Sullivan
media@winnebagoind.com

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(Unaudited and subject to reclassification)

	Three Months Ended
(in millions, except percent and per share data)	May 27, 2023		May 28, 2022
Net revenues	$900.8	100.0%	$1,458.1	100.0%
Cost of goods sold	749.4	83.2%	1,185.1	81.3%
Gross profit	151.4	16.8%	273.0	18.7%
Selling, general, and administrative expenses	66.5	7.4%	88.3	6.1%
Amortization	4.4	0.5%	8.0	0.5%
Total operating expenses	70.9	7.9%	96.3	6.6%
Operating income	80.5	8.9%	176.7	12.1%
Interest expense, net	5.2	0.6%	10.5	0.7%
Non-operating loss	0.2	—%	11.7	0.8%
Income before income taxes	75.1	8.3%	154.5	10.6%
Provision for income taxes	16.0	1.8%	37.3	2.6%
Net income	$59.1	6.6%	$117.2	8.0%

Earnings per common share:
Basic	$1.95		$3.62
Diluted	$1.71		$3.57
Weighted average common shares outstanding:
Basic	30.4		32.4
Diluted	35.4		32.9

	Nine Months Ended
(in millions, except percent and per share data)	May 27, 2023		May 28, 2022
Net revenues	$2,719.7	100.0%	$3,778.6	100.0%
Cost of goods sold	2,261.1	83.1%	3,059.6	81.0%
Gross profit	458.6	16.9%	719.0	19.0%
Selling, general, and administrative expenses	203.4	7.5%	235.0	6.2%
Amortization	12.0	0.4%	24.2	0.6%
Total operating expenses	215.4	7.9%	259.2	6.9%
Operating income	243.2	8.9%	459.8	12.2%
Interest expense, net	16.4	0.6%	31.1	0.8%
Non-operating loss	2.3	0.1%	24.5	0.6%
Income before income taxes	224.5	8.3%	404.2	10.7%
Provision for income taxes	52.4	1.9%	96.2	2.5%
Net income	$172.1	6.3%	$308.0	8.2%

Earnings per common share:
Basic	$5.66		$9.35
Diluted	$4.95		$9.18
Weighted average common shares outstanding:
Basic	30.4		32.9
Diluted	35.5		33.6
Amounts in tables are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
In addition, percentages may not add in total due to rounding.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and subject to reclassification)

(in millions)	May 27, 2023	August 27, 2022
Assets
Current assets
Cash and cash equivalents	$225.9	$282.2
Receivables, net	205.3	254.1
Inventories, net	518.0	525.8
Prepaid expenses and other current assets	22.6	31.7
Total current assets	971.8	1,093.8
Property, plant, and equipment, net	320.0	276.2
Goodwill	514.5	484.2
Other intangible assets, net	507.7	472.4
Investment in life insurance	29.1	28.6
Operating lease assets	42.1	41.1
Deferred income tax assets, net	8.3	—
Other long-term assets	19.3	20.4
Total assets	$2,412.8	$2,416.7

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$133.0	$217.5
Income taxes payable	1.3	0.7
Accrued expenses	262.8	303.9
Total current liabilities	397.1	522.1
Long-term debt, net	591.7	545.9
Deferred income tax liabilities, net	—	6.1
Unrecognized tax benefits	6.5	5.7
Long-term operating lease liabilities	41.7	40.4
Deferred compensation benefits, net of current portion	7.9	8.1
Other long-term liabilities	6.6	25.4
Total liabilities	1,051.5	1,153.7
Shareholders' equity	1,361.3	1,263.0
Total liabilities and shareholders' equity	$2,412.8	$2,416.7

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and subject to reclassification)

	Nine Months Ended
(in millions)	May 27, 2023	May 28, 2022
Operating activities
Net income	$172.1	$308.0
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	20.9	17.0
Amortization	12.0	24.2
Non-cash interest expense, net	—	11.2
Amortization of debt issuance costs	2.3	1.8
Last in, first-out expense	2.0	5.9
Stock-based compensation	8.2	12.5
Deferred income taxes	(3.6)	(4.3)
Contingent consideration fair value adjustment	2.0	24.7
Payments of earnout liability above acquisition-date fair value	(13.3)	—
Other, net	0.3	2.3
Change in operating assets and liabilities, net of assets and liabilities acquired
Receivables, net	49.8	(117.4)
Inventories, net	15.8	(129.1)
Prepaid expenses and other assets	12.6	10.3
Accounts payable	(81.3)	41.6
Income taxes and unrecognized tax benefits	3.2	4.0
Accrued expenses and other liabilities	(46.6)	32.5
Net cash provided by operating activities	156.4	245.2

Investing activities
Purchases of property, plant, and equipment	(68.0)	(63.2)
Acquisition of business, net of cash acquired	(87.5)	(228.2)
Proceeds from the sale of property, plant, and equipment	0.3	0.1
Other, net	0.8	—
Net cash used in investing activities	(154.4)	(291.3)

Financing activities
Borrowings on long-term debt	2,840.2	3,422.5
Repayments on long-term debt	(2,840.2)	(3,422.5)
Payments of cash dividends	(25.1)	(18.1)
Payments for repurchases of common stock	(24.9)	(134.2)
Payments of earnout liability up to acquisition-date fair value	(8.7)	—
Other, net	0.4	1.9
Net cash used in financing activities	(58.3)	(150.4)

Net decrease in cash and cash equivalents	(56.3)	(196.5)
Cash and cash equivalents at beginning of period	282.2	434.6
Cash and cash equivalents at end of period	$225.9	$238.1

Supplemental Disclosures
Income taxes paid, net	$54.9	$97.7
Interest paid	14.6	14.3

Non-cash investing and financing activities
Issuance of common stock for acquisition of business	$—	$22.0
Issuance of common stock for settlement of earnout liability	—	13.2
Capital expenditures in accounts payable	2.8	4.7
Dividends declared not yet paid	8.9	6.2
Increase in lease assets in exchange for lease liabilities:
Operating leases	3.9	17.2
Finance leases	0.9	2.5

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 27, 2023	% of Revenues(1)	May 28, 2022	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$384.1		$805.6		$(421.5)	(52.3)%
Adjusted EBITDA	53.8	14.0%	117.8	14.6%	(64.0)	(54.3)%

	Three Months Ended
Unit deliveries	May 27, 2023	Product Mix(2)	May 28, 2022	Product Mix(2)	Unit Change	% Change
Travel trailer	6,376	73.2%	12,031	68.1%	(5,655)	(47.0)%
Fifth wheel	2,339	26.8%	5,644	31.9%	(3,305)	(58.6)%
Total Towable RV	8,715	100.0%	17,675	100.0%	(8,960)	(50.7)%

	Nine Months Ended
	May 27, 2023	% of Revenues(1)	May 28, 2022	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$1,073.9		$2,103.2		$(1,029.3)	(48.9)%
Adjusted EBITDA	129.4	12.0%	330.4	15.7%	(201.1)	(60.9)%

	Nine Months Ended
Unit deliveries	May 27, 2023	Product Mix(2)	May 28, 2022	Product Mix(2)	Unit Change	% Change
Travel trailer	16,049	68.8%	33,938	68.7%	(17,889)	(52.7)%
Fifth wheel	7,293	31.2%	15,462	31.3%	(8,169)	(52.8)%
Total Towable RV	23,342	100.0%	49,400	100.0%	(26,058)	(52.7)%

	May 27, 2023		May 28, 2022		Change(1)	% Change(1)
Backlog(3)
Units	5,297		31,606		(26,309)	(83.2)%
Dollars	$236.0		$1,312.9		$(1,076.9)	(82.0)%
Dealer Inventory
Units	20,218		25,230		(5,012)	(19.9)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.
(3)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorhome RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 27, 2023	% of Revenues(1)	May 28, 2022	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$374.4		$516.3		$(142.0)	(27.5)%
Adjusted EBITDA	26.8	7.2%	64.4	12.5%	(37.5)	(58.3)%

	Three Months Ended
Unit deliveries	May 27, 2023	Product Mix(2)	May 28, 2022	Product Mix(2)	Unit Change	% Change
Class A	524	24.6%	672	21.0%	(148)	(22.0)%
Class B	1,018	47.8%	1,801	56.3%	(783)	(43.5)%
Class C	589	27.6%	728	22.7%	(139)	(19.1)%
Total Motorhome RV	2,131	100.0%	3,201	100.0%	(1,070)	(33.4)%

	Nine Months Ended
	May 27, 2023	% of Revenues(1)	May 28, 2022	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$1,242.4		$1,355.4		$(113.0)	(8.3)%
Adjusted EBITDA	119.6	9.6%	160.6	11.9%	(41.0)	(25.5)%

	Nine Months Ended
Unit deliveries	May 27, 2023	Product Mix(2)	May 28, 2022	Product Mix(2)	Unit Change	% Change
Class A	1,734	25.5%	2,004	22.9%	(270)	(13.5)%
Class B	3,233	47.5%	4,889	55.8%	(1,656)	(33.9)%
Class C	1,837	27.0%	1,874	21.4%	(37)	(2.0)%
Total Motorhome RV	6,804	100.0%	8,767	100.0%	(1,963)	(22.4)%

	May 27, 2023		May 28, 2022		Change(1)	% Change(1)
Backlog(3)
Units	4,595		15,180		(10,585)	(69.7)%
Dollars	$800.4		$2,285.2		$(1,484.8)	(65.0)%
Dealer Inventory
Units	4,544		3,008		1,536	51.1%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.
(3)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Marine
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 27, 2023	% of Revenues(1)	May 28, 2022	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$129.0		$126.5		$2.4	1.9%
Adjusted EBITDA	17.3	13.4%	19.8	15.7%	(2.5)	(12.5)%

	Three Months Ended
Unit deliveries	May 27, 2023		May 28, 2022		Unit Change	% Change
Boats	1,586		1,655		(69)	(4.2)%

	Nine Months Ended
	May 27, 2023	% of Revenues(1)	May 28, 2022	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$373.3		$303.2		$70.1	23.1%
Adjusted EBITDA	50.2	13.5%	43.3	14.3%	6.9	15.9%

	Nine Months Ended
Unit deliveries	May 27, 2023		May 28, 2022		Unit Change	% Change
Boats	4,552		4,112		440	10.7%

	May 27, 2023		May 28, 2022		Change(1)	% Change(1)
Backlog(2)
Units	1,348		2,491		(1,143)	(45.9)%
Dollars	$146.3		$245.4		$(99.2)	(40.4)%
Dealer Inventory(3)
Units	4,109		2,454		1,655	67.4%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.
(3)    Due to the nature of the Marine industry, this amount includes a higher proportion of retail sold units than our other segments.

Winnebago Industries, Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles diluted earnings per share to Adjusted diluted earnings per share:

	Three Months Ended		Nine Months Ended
	May 27, 2023	May 28, 2022	May 27, 2023	May 28, 2022
Diluted earnings per share(1)	$1.71	$3.57	$4.95	$9.18
Acquisition-related costs(2)	0.11	0.02	0.16	0.14
Litigation reserves(2)	—	—	—	0.12
Amortization(2)	0.13	0.24	0.34	0.72
Non-cash interest expense(2,3)	—	0.12	—	0.33
Contingent consideration fair value adjustment(2)	—	0.36	0.06	0.74
Tax impact of adjustments(4)	(0.06)	(0.18)	(0.13)	(0.50)
Impact of convertible notes - other(5)	0.25	—	0.71	0.04
Adjusted diluted earnings per share(6)	$2.13	$4.13	$6.08	$10.77
(1)    In Fiscal 2022 and Fiscal 2023, respectively, we utilized the treasury stock method and the if-converted method for calculating the dilutive impact of our convertible notes in the calculation of diluted earnings per share.
(2)    Represents a pre-tax adjustment.
(3)    Non-cash interest expense associated with the convertible notes issued related to our acquisition of Newmar. In Fiscal 2023, due to the adoption of Accounting Standards Update (ASU) 2020-06, non-cash interest expense will no longer be recognized.
(4)    Income tax charge calculated using the statutory tax rate for the U.S. of 24.1% and 24.2% for Fiscal 2023 and Fiscal 2022, respectively.
(5)    In Fiscal 2022, this represents the dilution of convertible notes which is economically offset by a call spread overlay that was put in place upon issuance. In Fiscal 2023, as a result of the adoption of ASU 2020-06, the convertible notes are assumed to be converted into common stock at the beginning of the reporting period, and interest expense is excluded, both of which impact the calculation of reported diluted earnings per share.
(6)    Per share numbers may not foot due to rounding.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
(in millions)	May 27, 2023	May 28, 2022	May 27, 2023	May 28, 2022
Net income	$59.1	$117.2	$172.1	$308.0
Interest expense, net	5.2	10.5	16.4	31.1
Provision for income taxes	16.0	37.3	52.4	96.2
Depreciation	7.6	6.3	20.9	17.0
Amortization	4.4	8.0	12.0	24.2
EBITDA	92.3	179.3	273.8	476.5
Acquisition-related costs	3.9	0.7	5.6	4.6
Litigation reserves	—	—	—	4.0
Contingent consideration fair value adjustment	—	11.8	2.0	24.7
Non-operating loss (income)	0.2	(0.1)	0.4	(0.1)
Adjusted EBITDA	$96.4	$191.7	$281.8	$509.7

Non-GAAP performance measures of Adjusted diluted earnings per share, EBITDA and Adjusted EBITDA have been provided as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and to improve comparability of our results from period to period. Adjusted diluted earnings per share is defined as diluted earnings per share adjusted for after-tax items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and other pretax adjustments made in order to present comparable results from period to period. Management believes Adjusted diluted earnings per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance.

Management uses these non-GAAP financial measures (a) to evaluate historical and prospective financial performance and trends as well as assess performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors to enable our Board of Directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for the Company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our asset-backed revolving credit facility and outstanding notes. Management believes these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.